Exhibit 99

Memorandum

To: Directors and Executive Officers of Monsanto Company

From: David F. Snively

Date: June 29, 2012

Re: Notice of Blackout Period

As a director or executive officer of Monsanto Company (the “Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan “blackout” periods. Please note the following:

1. In connection with the closing of an offer to certain participants in the Company’s Savings and Investment Plan (the “Plan”) to allow them to rescind certain acquisitions of Company stock in the Plan that occurred between May 1, 2011 and June 22, 2012 (the “Rescission Offer”), all transactions out of the Monsanto (Employee) Stock Fund or Monsanto (Employer) Stock Fund (collectively, the “Monsanto Stock Funds”) in the Plan will be temporarily suspended during the Blackout Period (as defined below). In order to process the Rescission Offer, the trustee of the Plan must temporarily suspend (the “Blackout”) all transactions out of Monsanto Stock Funds during the Blackout Period. This means:

•	Plan participants will be unable to direct or diversify their investments in their Plan accounts out of the Monsanto Stock Funds during the Blackout Period; and

•

all requests for loans and distributions (including hardship distributions) which will be derived in whole or in part out of the Monsanto Stock Funds will be delayed until after the Blackout Period ends (any requests submitted during the Blackout Period do not need to be resubmitted once the Blackout Period ends).

2. The Blackout will begin at 12:00 A.M., U.S. Central time, on July 30, 2012, and will end during the calendar week of July 30, 2012 (the “Blackout Period”) on the date that the proceeds for the Rescission Offer are credited to the Plan accounts of such participants (which is anticipated to be within a period of up to three to five business days following the Expiration Date of the Rescission Offer). The Blackout Period is expected to last up to three to five business days. You will be informed as soon as reasonably possible if the timing of the Blackout Period changes.

3. Except in limited circumstances, you will be restricted during the Blackout Period from, directly or indirectly, purchasing or acquiring, any equity securities of the Company, including common stock, or options to acquire shares of Company common stock, and from exercising, selling or otherwise transferring any equity securities of the Company, including common stock, options to acquire shares of Company common stock, restricted stock units, and other equity awards you acquired in connection with your service or employment as a director or executive officer of the Company.

4. It is important to note that any such security you sell or otherwise transfer during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company, unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and other disclosure and reporting requirements. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer equity securities of the Company, including common stock, options to acquire shares of Company common stock, restricted stock units, and other equity awards during the Blackout Period, whether pursuant to a Rule 10b5-1(c) sales plan or otherwise, you must notify me to determine whether you are permitted to complete the transaction.

5. In accordance with this notice, you must suspend your trading activities prior to 12:00 A.M., U.S. Central time, on July 30, 2012, and await further notice by the Company as to the end of the Blackout Period. However, as you know, your trading activities during the dates covered by the Blackout Period, are already restricted by the Company’s Executive and Director Securities Trading Policy. Please note that at the conclusion of the Blackout Period, your trading will continue to be restricted by the Company’s Executive and Director Securities Trading Policy until the next open window period.

If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri, 63167, Attention: Corporate Secretary, (314) 694-1000.